UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

  (Amendment No. 1)*

Sana Biotechnology, Inc.

(Name of Issuer)

Common Stock par value $0.0001 per share

(Title of Class of Securities)

799566104

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐   Rule 13d-1(b)

☐   Rule 13d-1(c)

☒   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 799566104	13G	Page 2 of 25 Pages

1	NAMES OF REPORTING PERSON(S) ARCH Venture Fund IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 799566104	13G	Page 3 of 25 Pages

1	NAMES OF REPORTING PERSON(S) ARCH Venture Fund IX Overage, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 799566104	13G	Page 4 of 25 Pages

1	NAMES OF REPORTING PERSON(S) ARCH Venture Fund X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 799566104	13G	Page 5 of 25 Pages

1	NAMES OF REPORTING PERSON(S) ARCH Venture Fund X Overage, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 799566104	13G	Page 6 of 25 Pages

1	NAMES OF REPORTING PERSON(S) ARCH Venture Partners IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 799566104	13G	Page 7 of 25 Pages

1	NAMES OF REPORTING PERSON(S) ARCH Venture Partners IX Overage, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 799566104	13G	Page 8 of 25 Pages

1	NAMES OF REPORTING PERSON(S) ARCH Venture Partners X Overage, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 799566104	13G	Page 9 of 25 Pages

1	NAMES OF REPORTING PERSON(S) ARCH Venture Partners X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 799566104	13G	Page 10 of 25 Pages

1	NAMES OF REPORTING PERSON(S) ARCH Venture Partners IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 799566104	13G	Page 11 of 25 Pages

1	NAMES OF REPORTING PERSON(S) ARCH Venture Partners X, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 799566104	13G	Page 12 of 25 Pages

1	NAMES OF REPORTING PERSON(S) Keith Crandell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 799566104	13G	Page 13 of 25 Pages

1	NAMES OF REPORTING PERSON(S) Clinton Bybee
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 799566104	13G	Page 14 of 25 Pages

1	NAMES OF REPORTING PERSON(S) Robert Nelsen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 36,908
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 36,908
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,079,408
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 799566104	13G	Page 15 of 25 Pages

1	NAMES OF REPORTING PERSON(S) Steven Gillis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 799566104	13G	Page 16 of 25 Pages

1	NAMES OF REPORTING PERSON(S) Kristina Burow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 44,042,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 44,042,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,042,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 23.1%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 799566104	13G	Page 17 of 25 Pages

Item 1(a).	Name of Issuer:

Sana Biotechnology, Inc. (the “Issuer”).

Item 1(b).	Address of Issuer's Principal Executive Offices:

188 East Blaine Street, Suite 400, Seattle, WA 98102

Item 2(a).	Name of Person Filing:

ARCH Venture Fund IX, L.P. (“AVF IX”); ARCH Venture Partners IX, L.P. (“AVP IX LP”); ARCH Venture Partners IX, LLC (“AVP IX LLC”); ARCH Venture Fund IX Overage, L.P. (“AVF IX Overage”); ARCH Venture Partners IX Overage, L.P. (“AVP IX Overage GP”); ARCH Venture Fund X, L.P. (“AVF X”); ARCH Venture Partners X, L.P. (“AVP X LP”); ARCH Venture Fund X Overage, L.P. (“AVF X Overage”); ARCH Venture Partners X Overage, L.P. (“AVP X Overage GP”); ARCH Venture Partners X, LLC (“AVP X LLC”); (collectively, the “Reporting Entities” and individually, each a “Reporting Entity”); and Keith Crandell (“Crandell”), Robert Nelsen (“Nelsen”) and Clinton Bybee (“Bybee”) (collectively, the “Managing Directors” and individually, each a “Managing Director”), and Steven Gillis (“Gillis”) and Kristina Burow (“Burow”), along with Nelsen and Crandell, collectively the “Investment Committee”; individually “Committee members”. The Reporting Entities, Managing Directors and the Investment Committee members collectively are referred to as the “Reporting Persons”.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

8755 W. Higgins Road, Suite 1025, Chicago, IL 60631

Item 2(c).	Citizenship:

Each of AVF IX, AVP IX LP, AVF IX Overage, AVP IX Overage GP, AVF X, AVP X LP, AVF X Overage and AVP Overage GP are limited partnerships organized under the laws of the State of Delaware. AVP IX LLC and AVP X LLC are each a limited liability company organized under the laws of the State of Delaware. Each Managing Director and Committee Member is a US citizen.

Item 2(d).	Title of Class of Securities.

Common stock, par value $0.0001 per share.

Item 2(e).	CUSIP Number.

799566104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

CUSIP No. 799566104	13G	Page 18 of 25 Pages

Item 4.	Ownership:

(a)

Amount beneficially owned:

AVF IX is the record owner of 10,303,750 shares of Common Stock (the “AVF IX Shares”) as of December 31, 2022. AVP IX LP, as the sole general partner of ARCH Venture Fund IX, may be deemed to beneficially own the AVF IX Shares.

AVF IX Overage is the record owner of 10,301,250 shares of Common Stock (the “AVF IX Overage Shares”) as of December 31, 2022. AVP IX Overage GP, as the sole general partner of ARCH Venture Fund IX Overage, may be deemed to beneficially own the AVF IX Overage shares, combined with AVF IX Shares (the “IX Record Shares”) as of December 31, 2022.

AVF X is the record owner of 11,718,750 shares of Common Stock (the “AVF X Shares”) as of December 31, 2022. AVP X LP, as the sole general partner of ARCH Venture Fund X, may be deemed to beneficially own the AVF X Shares.

AVF X Overage is the record owner of 11,718,750 shares of Common Stock (the “AVF X Overage Shares”) as of December 31, 2022. AVP X Overage GP, as the sole general partner of ARCH Venture Fund X Overage, may be deemed to beneficially own the AVF X Overage Shares, combined with AVF X Shares (the “X Record Shares”) as of December 31, 2022.

AVP IX LLC, as the sole general partner of AVP IX LP and AVF IX Overage LP, may be deemed to beneficially own the IX Record Shares. As managing directors of AVP IX LLC, each Managing Director may also be deemed to share the power to direct the disposition and vote of the IX Record Shares.

AVP X LLC, as the sole general partner of AVP X LP and AVF X Overage LP, may be deemed to beneficially own the X Record Shares. As Investment Committee Members of AVP X LLC, each Committee Member may also be deemed to share the power to direct the disposition and vote of the X Record Shares.

In addition, as of December 31, 2022, Nelsen is a holder of options to purchase 23,592 shares of Common Stock (the “Vested Option Shares”) and 817 fully vested restricted stock units (“RSUs”) and Enzo Family Trust of 2015, the beneficiaries of which are members of Nelsen’s family, holds 12,500 shares of common stock.

(b)

Percent of class:

See line 11 of the cover sheets. The percentages set forth on the cover sheet for each Reporting Person (other than Nelsen) is based upon 190,726,445 shares of common stock outstanding as of October 27, 2022 as reported on the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 2, 2022. For Nelsen, the Vested Option Shares were included in the number of shares of Common stock outstanding.

CUSIP No. 799566104	13G	Page 19 of 25 Pages

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: See line 5 of the cover sheets.

	(ii)	Shared power to vote or to direct the vote: See line 6 of the cover sheets.

	(iii)	Sole power to dispose or to direct the disposition: See line 7 of the cover sheets.

	(iv)	Shared power to dispose or to direct the disposition: See line 8 of the cover sheets.

Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

CUSIP No. 799566104	13G	Page 20 of 25 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    February 13, 2023

ARCH VENTURE FUND IX, L.P.

By:       ARCH Venture Partners IX, L.P.

its General Partner

By:      ARCH Venture Partners IX, LLC

its General Partner

By:                     *

Keith Crandell

Managing Director

ARCH VENTURE PARTNERS IX, L.P.

By:       ARCH Venture Partners IX, LLC

its General Partner

By:                                *

     Keith Crandell

     Managing Director

ARCH VENTURE PARTNERS IX, LLC

By:                                       *

Keith Crandell

Managing Director

ARCH VENTURE FUND IX OVERAGE, L.P.

By:       ARCH Venture Partners IX Overage, L.P.

its General Partner

By:      ARCH Venture Partners IX, LLC

its General Partner

By:                     *

Keith Crandell

Managing Director

ARCH VENTURE PARTNERS IX OVERAGE, L.P.

By:       ARCH Venture Partners IX, LLC

its General Partner

By:                     *

Keith Crandell

Managing Director

CUSIP No. 799566104	13G	Page 21 of 25 Pages

ARCH VENTURE FUND X, L.P.

By:       ARCH Venture Partners X, L.P.

its General Partner

By:      ARCH Venture Partners X, LLC

its General Partner

By:                     *

Keith Crandell

Managing Director

ARCH VENTURE PARTNERS X, L.P.

By:       ARCH Venture Partners X, LLC

its General Partner

By:                                *

     Keith Crandell

     Managing Director

ARCH VENTURE PARTNERS X, LLC

By:                                       *

Keith Crandell

Managing Director

ARCH VENTURE FUND X OVERAGE, L.P.

By:       ARCH Venture Partners X Overage, L.P.

its General Partner

By:      ARCH Venture Partners X, LLC

its General Partner

By:                     *

Keith Crandell

Managing Director

ARCH VENTURE PARTNERS X OVERAGE, L.P.

By:       ARCH Venture Partners X, LLC

its General Partner

By:                               *

    Keith Crandell

    Managing Director

CUSIP No. 799566104	13G	Page 22 of 25 Pages

                                     *

Keith Crandell

                                     *

Robert Nelsen

                                     *

Clinton Bybee

                                     *

Kristina Burow

                                     *

Steven Gillis

* By:       /s/ Mark McDonnell

Mark McDonnell as

Attorney-in-Fact

*       This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney filed as Exhibit 24.0 and Exhibit 24.1 to the Form 3 relating to the beneficial ownership of shares of Sana Biotechnology, Inc. by certain of the Reporting Persons filed with the Securities and Exchange Commission on February 3, 2021 and incorporated herein in its entirety by reference and Powers of Attorney filed as Exhibit 24 to the Form 3 relating to the beneficial ownership of shares of Gossamer Bio, Inc. by certain of the Reporting Persons filed with the Securities and Exchange Commission on February 7, 2019 and incorporated herein in its entirety by reference.

CUSIP No. 799566104	13G	Page 23 of 25 Pages

Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1-(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Sana Biotechnology, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:    February 13, 2023

ARCH VENTURE FUND IX, L.P.

By:       ARCH Venture Partners IX, L.P.

its General Partner

By:       ARCH Venture Partners IX, LLC

its General Partner

By:                     *

Keith Crandell

Managing Director

ARCH VENTURE PARTNERS IX, L.P.

By:       ARCH Venture Partners IX, LLC

its General Partner

By:                                *

     Keith Crandell

     Managing Director

ARCH VENTURE PARTNERS IX, LLC

By:                                       *

Keith Crandell

Managing Director

ARCH VENTURE FUND IX OVERAGE, L.P.

By:        ARCH Venture Partners IX Overage, L.P.

its General Partner

By:       ARCH Venture Partners IX, LLC

its General Partner

By:                     *

Keith Crandell

Managing Director

ARCH VENTURE PARTNERS IX OVERAGE, L.P.

By:       ARCH Venture Partners IX, LLC

its General Partner

By:                     *

Keith Crandell

Managing Director

CUSIP No. 799566104	13G	Page 24 of 25 Pages

ARCH VENTURE FUND X, L.P.

By:        ARCH Venture Partners X, L.P.

its General Partner

By:      ARCH Venture Partners X, LLC

its General Partner

By:                     *

Keith Crandell

Managing Director

ARCH VENTURE PARTNERS X, L.P.

By:       ARCH Venture Partners X, LLC

its General Partner

By:                                *

     Keith Crandell

     Managing Director

ARCH VENTURE PARTNERS X, LLC

By:                                       *

Keith Crandell

Managing Director

ARCH VENTURE FUND X OVERAGE, L.P.

By:        ARCH Venture Partners X Overage, L.P.

its General Partner

By:      ARCH Venture Partners X, LLC

its General Partner

By:                     *

Keith Crandell

Managing Director

ARCH VENTURE PARTNERS X OVERAGE, L.P.

By:       ARCH Venture Partners X, LLC

its General Partner

By:                               *

    Keith Crandell

    Managing Director

CUSIP No. 799566104	13G	Page 25 of 25 Pages

                                     *

Keith Crandell

                                     *

Robert Nelsen

                                     *

Clinton Bybee

                                     *

Kristina Burow

                                     *

Steven Gillis

* By:       /s/ Mark McDonnell

Mark McDonnell as

Attorney-in-Fact

*             This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney filed as Exhibit 24.0 and Exhibit 24.1 to the Form 3 relating to the beneficial ownership of shares of Sana Biotechnology, Inc. by certain of the Reporting Persons filed with the Securities and Exchange Commission on February 3, 2021 and incorporated herein in its entirety by reference and Powers of Attorney filed as Exhibit 24 to the Form 3 relating to the beneficial ownership of shares of Gossamer Bio, Inc. by certain of the Reporting Persons filed with the Securities and Exchange Commission on February 7, 2019 and incorporated herein in its entirety by reference.